UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12
Skyward Specialty Insurance Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒    No fee required.
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☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

800 Gessner Road, Suite 600
Houston, Texas 77024
NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT
Dear Stockholder:
The Annual Meeting of Stockholders (the "Annual Meeting") of Skyward Specialty Insurance Group, Inc. (the "Company") will be held at 820 Gessner Road, Suite 215, Houston, Texas 77024 on May 9, 2024, at 8:00 a.m., Central time, for the following purposes:
1.To elect three directors to serve as Class II directors for a three-year term to expire at the 2027 annual meeting of stockholders;
2.To consider and vote upon the ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2024; and
3.To transact such other business as may be properly brought before the annual meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Our Board of Directors (the "Board") has fixed the close of business on March 11, 2024 as the Record Date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.
Your vote is important. Whether or not you expect to attend our Annual Meeting, we encourage you to read the proxy statement accompanying this notice and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions in the section entitled "General Information About the Annual Meeting and Voting" beginning on page 1 of the proxy statement accompanying this notice. If you plan to attend our Annual Meeting and wish to vote your shares at the meeting, you may do so at any time before the proxy is voted.
All stockholders are cordially invited to attend the meeting.
By Order of the Board of Directors,
Leslie K. Shaunty
General Counsel & Corporate Secretary
Houston, Texas
April 1, 2024
Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to submit your proxy or voting instructions via the Internet or mail as soon as possible.
We inadvertently sent a Notice of Internet Availability of Proxy Materials and are instead providing full set delivery of our proxy statement on or about April 4, 2024. Nevertheless, our proxy materials and our annual report on Form 10-K for the year ended December 31, 2023 (the "annual report") can be accessed by visiting https://www.astproxyportal.com/ast/27140.

i

800 Gessner Road, Suite 600
Houston, Texas 77024
PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 9, 2024
The Board of Directors (the "Board") of Skyward Specialty Insurance Group, Inc. (the "Company" or "Skyward Specialty") is soliciting proxies for use at the 2024 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 820 Gessner Road, Suite 215, Houston, TX 77024 on May 9, 2024, at 8:00, a.m. Central time, and any postponements or adjournments thereof.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Why am I receiving a full set of proxy materials?
We inadvertently sent a Notice of Internet Availability of Proxy Materials and are instead providing full set delivery of our proxy statement on or about April 4, 2024. Nevertheless, our 2024 proxy materials and our 2023 Annual Report are accessible at: https://www.astproxyportal.com/ast/27140.
We furnished these proxy materials to you because our Board is soliciting your proxy to vote at the 2024 Annual Meeting of Stockholders. This proxy statement summarizes information related to your vote at the Annual Meeting. All stockholders who find it convenient to do so are cordially invited to attend the Annual Meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete and submit your proxy via the internet in accordance with the instructions provided herein, or, complete, sign and return the proxy card.
Only stockholders who owned our common stock on March 11, 2024, are entitled to vote at the Annual Meeting. On this Record Date, there were 39,995,027 shares of our common stock outstanding. Common stock is our only class of stock entitled to vote.
What am I voting on?
There are two proposals scheduled for a vote:
Proposal 1:    To elect three directors to serve as Class II directors for a three-year term.
Proposal 2:    To consider and vote upon the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024.
How many votes do I have?
Each share of our common stock that you own as of March 11, 2024, entitles you to one vote.
What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
If your shares are registered directly in your name with our registrar and transfer agent, Equiniti Trust Company, LLC, you are considered a stockholder of record with respect to those shares and our proxy materials have been made available to you directly by us. If your shares are held in a stock brokerage account, by a bank, broker, or other agent, you are considered the beneficial owner of shares held in street name and our proxy materials are being forwarded to you by your bank, broker, or other agent that is considered the owner of record of those shares. As the beneficial owner, you have the right to instruct your bank, broker, or other agent on how to vote your shares. Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a "legal proxy" from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. If you are a beneficial owner and do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by following the instructions provided by your broker, bank, trustee, or other nominee.

How do I vote by proxy?
With respect to the election of Class II directors, you may either vote "For" or you may "Withhold" your vote for any nominee you specify. With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, you may vote "For" or "Against" or abstain from voting.
Stockholders of Record: Shares Registered in Your Name
If you are a stockholder of record, there are several ways for you to vote your shares. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.
•Via the Internet: You may vote by accessing "www.voteproxy.com" and following the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. This service is available 24 hours a day, seven days a week.
•In Person: You may vote in person. If you plan to attend the Annual Meeting, you may vote by completing and submitting a ballot, which will be provided at the Annual Meeting. If you are planning to attend our Annual Meeting, please check any public announcements that we may make and our investor relations website at https://investors.skywardinsurance.com one week prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.
•By Mail: You may vote using your proxy card by completing, signing, dating and returning the proxy card in the self-addressed, postage-paid envelope provided. If you properly complete your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares, as permitted, will be voted as recommended by our Board. If any other matter is presented at the Annual Meeting, your proxy will vote in accordance with his or her best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting, other than those discussed in this proxy statement.
Beneficial Owners: Shares Registered in the Name of a Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, and requested a printed copy of the proxy materials, you should have received a voting instruction form and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the voting instruction form to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet. A large number of banks and brokerage firms offer Internet voting. If you are a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
May I revoke my proxy?
If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the three following ways:
•you may grant a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method);
•you may notify our corporate secretary in writing before the Annual Meeting that you have revoked your proxy by mailing a written notice of revocation to the attention of Corporate Secretary, Skyward Specialty Insurance Group, Inc., 800 Gessner Road, Suite 600, Houston, TX 77024; or
•you may vote in person at the Annual Meeting.
Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person at the meeting.

What constitutes a quorum?
The presence at the Annual Meeting, in person or by proxy, of holders representing a majority of the shares of our outstanding common stock as of March 11, 2024, or approximately 19,997,514 shares, constitutes a quorum at the meeting, permitting us to conduct our business.
What vote is required to approve each proposal?
Proposal 1: Election of Class II Directors. The three nominees who receive the most "For" votes (among votes properly cast in person or by proxy) will be elected. Only votes "For" will affect the outcome.
Proposal 2: Ratification of Independent Registered Public Accounting Firm. The ratification of the appointment of Ernst & Young LLP must receive "For" votes from a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote.
Voting results will be tabulated and certified by the inspector of election appointed for the Annual Meeting.
How will my shares be voted if I do not specify how they should be voted?
If you are a stockholder of record and you indicate when voting on the internet that you wish to vote as recommended by our Board, then your shares will be voted at the Annual Meeting in accordance with our Board's recommendation on all matters presented for a vote at the Annual Meeting. Similarly, if you requested a printed copy of the proxy materials and sign and return a proxy card but do not indicate how you want to vote your shares for a particular proposal or for all of the proposals, then for any proposal for which you do not so indicate, your shares will be voted in accordance with our Board's recommendation.
If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then, the organization that holds your shares may generally vote your shares in their discretion on "routine" matters but cannot vote on "non-routine" matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a "broker non-vote."
What is the effect of withheld votes, abstentions and broker non-votes?
Shares of common stock held by persons attending the Annual Meeting, but not voting, and shares represented by proxies that reflect withheld votes or abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. For purposes of determining whether our stockholders have ratified the appointment of Ernst & Young LLP, our independent registered public accounting firm, abstentions will have the same effect as a vote "against" this proposal. Because the election of directors is determined by a plurality of votes cast, withheld votes or abstentions will not be counted in determining the outcome of such proposal.
Shares represented by proxies that reflect a broker non-vote will be counted for purposes of determining whether a quorum exists. As discussed above, a broker non-vote occurs when an organization holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. With regard to the election of directors, which is considered a non-routine matter, broker non-votes will not be considered present and entitled to vote and will have no effect on the result of the vote. However, ratification of the appointment of Ernst & Young LLP is considered a routine matter on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.
Who is paying the costs of soliciting these proxies?
We will pay all of the costs of soliciting these proxies.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results. All of our SEC filings are also available free of charge in the "Investors-Financial Information" section of our website at www.skywardinsurance.com.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our Board, which is currently comprised of eight members, seven of whom are "independent" under the listing standards of the Nasdaq Stock Market LLC, ("Nasdaq"). The Board is nominating three nominees for election. Our Board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. There are three Class II directors whose current term of office expires at the Annual Meeting: Andrew Robinson, Katharine Terry, and Michael Morrissey. Our Board has nominated Mr. Robinson, Ms. Terry, and Mr. Morrissey for re-election at the Annual Meeting to serve as Class II directors until the 2027 annual meeting of stockholders or until their successors are duly elected and qualified.
The following table sets forth the names, ages as of April 1, 2024, and certain other information for each of the directors whose terms expire at the Annual Meeting and for each of the continuing directors.

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Nominees for Director
Andrew Robinson	II	58	Chairman of the Board and CEO	2020	2024	2027
Katharine Terry(1)(3)(4)	II	47	Director	2022	2024	2027
Michael Morrissey(1)(4)	II	76	Director	2023	2024	2027
Continuing Directors
Gena Ashe(2)(3)(4)	I	62	Director	2023	2026	—
Robert Creager(1)(3)	I	75	Director	2012	2026	—
James Hays(2)	I	66	Director	2020	2026	—
Marcia Dall(1)(2)	III	60	Director	2022	2025	—
Anthony J. Kuczinski(3)(4)(5)	III	65	Lead Independent Director	2023	2025	—
________________________
(1)Member of our Audit Committee
(2)Member of our Compensation Committee
(3)Member of our Nominating and Corporate Governance Committee
(4)Member of our Risk Committee
(5)Lead Independent Director
Nominees for Director
Andrew Robinson has served as our Chief Executive Officer since May 2020, as Chairman of our Board since December 2023, and as a member of our Board since July 2020. Prior to joining Skyward Specialty, Mr. Robinson was an Executive in Residence then Senior Advisor at Oak HC/FT, a venture and growth equity firm, including serving as Co-Chief Executive Officer then as Executive Chair at Groundspeed Analytics, and as Chair of Clara Analytics, both insurance technology companies funded by Oak HC/FT. From January 2017 to July 2017, Mr. Robinson served as the Global Chief Operating Officer and Executive Vice President of Crawford & Company, a claims management solutions business. Mr. Robinson oversaw Crawford & Company's four businesses with revenues of $1.1 billion and over 8,000 employees. Mr. Robinson's experience also includes over ten years with The Hanover Insurance Group, Inc. ("The Hanover"), an insurance company, where he rose to President of Specialty Insurance, Executive Vice President of Corporate Development and Chief Risk Officer. While at The Hanover, his responsibilities included all aspects of the company's U.S. specialty businesses, including profit and loss and strategic and operational oversight. He was also responsible for acquisitions, divestitures, business integration, and enterprise risk management for the broader enterprise. Prior to his time at The Hanover, he was the Managing Partner of Global Insurance at Diamond (now PWC) Consulting. Mr. Robinson also serves on the board of McLarens, Inc., a global insurance services company, and PLNAR, an insurance technology company. Mr. Robinson previously served on the board of directors of Chaucer Plc, a Lloyd's of London managing agency.
Mr. Robinson holds a Bachelor of Science degree from Clarkson University. Mr. Robinson is a highly experienced and successful global insurance executive with a 30-year track record of growth, financial improvement, and strategic and operational leadership. We believe Mr. Robinson is qualified to serve as a member of our Board based on our review of his experience, qualifications, attributes and skills, including his executive leadership experience in the insurance, claims management and technology industries.
Katharine Terry has served on our Board since November 2022. Ms. Terry cofounded Surround Group, Inc. in June 2018 and serves as Chief Executive Officer. Surround is a national digital insurance agency that combines technology, design, and personalized advice for younger adults looking for a modern insurance experience. Ms. Terry also founded Kate Terry & Company, a management consulting firm focused on insurance product innovation. Prior to that, Ms. Terry was Senior Vice President, Commercial Insurance Product Management at Liberty Mutual Insurance from February 2011 through August 2016. She held prior roles in product management at Plymouth Rock Assurance Corporation and Progressive Insurance. Ms. Terry is a Chartered Property and Casualty Underwriter.
Ms. Terry holds a Bachelor of Arts from Harvard University and an MBA from Harvard Business School. We believe Ms. Terry is qualified to serve as a member of our Board based on her experience, qualifications, attributes, and skills, including her extensive insurance product management experience.
Michael Morrissey has served on our Board since December 2023. Since December 2020, Mr. Morrissey has served as Special Advisor and a member of the executive committee of the International Insurance Society, Inc., a global research organization specializing in the insurance industry, of which Mr. Morrissey served as President and CEO of from May 2009 to December 2020. Since January 2021, Mr. Morrissey has served as Chairman of the Board of Directors of Protective Life Corporation, a Fortune 500 provider of life insurance. Since January 2020, Mr. Morrissey has served as a member of the Board of Directors of Legeis Capital, LLC, an investment advisory firm specializing in the insurance industry. From April 2008 to April 2023, Mr. Morrissey served as a member of the Board of Directors of Selective Insurance Group Inc. (NASDAQ: SIGI), a publicly traded A+ rated, top 40 property and casualty insurer. From May 1983 to May 2009, Mr. Morrissey served as Chairman and CEO of Firemark Investments Inc. (“Firemark”), a former independent investment firm that was focused on the global insurance industry. Prior to founding Firemark, Mr. Morrissey served as President of Manhattan Life Insurance Co. and Senior Vice President of Crum & Forster.
Mr. Morrissey holds a Bachelor of Arts from Boston College and an MBA from Dartmouth. We believe Mr. Morrissey is qualified to serve as a member of our Board based on his experience, qualifications, attributes, and skills, including his public board service and extensive insurance and investment market experience.
Continuing Directors
Gena Ashe has served on our Board since August 2023. Since 2019, Ms. Ashe has served as the Chief Legal Officer and Corporate Secretary of Anterix Inc. (NASDAQ: ATEX), a wireless broadband infrastructure company. Since 2021, Ms. Ashe has served as a member of the Board of Directors of GXO Logistics (NYSE: GXO), a publicly traded, global logistics/supply chain outsourcing technology company, Cold Bore Capital Management Co., ALP LLC, a national commercial exterior services provider, and the Executive Leadership Council, a non-profit committed to opening channels of opportunity for Black executives to positively impact business and communities. Previously, Ms. Ashe served as a member of the Board of Directors of XPO Logistics (NYSE: XPO), a publicly traded, global supply chain solution provider, and as Vice Chairman of the Board of XPO Logistics, Europe SA (Euronext: XPO), a France based publicly traded transportation/logistics service provider. Prior to joining Anterix in 2019, Ms. Ashe held several senior legal roles with prominent firms, including Brightview Services LLC (now known as Brightview Holdings, Inc.), Adtalem Global Education (NYSE:ATGE), Public Broadcasting Service ("PBS"), Darden Restaurants, Inc., AT&T Corp., and Lucent Technologies, Inc. Earlier in her career Ms. Ashe was an electrical engineer and scientist for IBM Corporation before joining IBM's legal team.
Ms. Ashe holds a Bachelor of Science from Spelman College, a Master of Science in electrical engineering from Georgia Institute of Technology, and a Juris Doctor from Georgetown University Law Center. We believe

Ms. Ashe is qualified to serve as a member of our Board based on her experience, qualifications, attributes, and skills, including her extensive track record of public and private company board service.
Robert Creager has served on our Board since October 2012. From 2012 to 2022, Mr. Creager served as a Director and Chair of the Audit Committee of USA Truck, Inc., a public trucking and logistics company, which was acquired by DB Schenker in 2022. Previously he served as a Director and Chaired the Audit Committee of Mattress Firm, Inc., a mattress retailer, and GeoMet, Inc. (OTC: GMET), an energy company. From 1982 until 2009, Mr. Creager was an Assurance Partner with PricewaterhouseCoopers LLP. and was the leader of the Houston audit practice from 2001 to 2007.
Mr. Creager holds a Bachelor of Science degree in Accounting from the University of Maryland. From 2010 to 2019, Mr. Creager was a board member of the National Association of Corporate Directors Texas TriCities Chapter, served as the Treasurer, and was a Governance Fellow. He has served on the boards of public, private, and not-for-profit companies. Mr. Creager is a senior financial professional with many years of public accounting experience, corporate governance experience as a director, and industry expertise. We believe Mr. Creager is qualified to serve as a member of our Board based on his experience, qualifications, attributes, and skills including his extensive financial accounting background and his experience serving on Audit Committees.
Marcia Dall has served on our Board since November 2022. Since October 2015, Ms. Dall has served as the Executive Vice President and Chief Financial Officer of Churchill Downs Incorporated, a publicly traded industry-leading racing, online wagering, and gaming entertainment company. Prior to this role, Ms. Dall served as Executive Vice President and Chief Financial Officer at Erie Indemnity Company, a company providing sales, underwriting and administrative services to Erie Insurance Exchange, from March 2009 to October 2015. From January 2008 to March 2009, she served as Chief Financial Officer of CIGNA Healthcare. Prior to CIGNA, from August 2002 through January 2008, Ms. Dall was Executive Vice President and Chief Financial Officer for the International and U.S. Mortgage Insurance segments of Genworth Financial, a former subsidiary of GE. Ms. Dall began her career in 1985 in the Financial Management Program at GE and held various leadership roles both in finance and operations over her twenty-plus year tenure with GE.
Ms. Dall is a Certified Public Accountant, holds a Bachelor of Science from Indiana University and an MBA from Northwestern University Kellogg School of Management. We believe Ms. Dall is qualified to serve as a member of our Board based on her experience, qualifications, attributes, and skills, including her extensive finance and management background and executive leadership experience in the insurance sector.
James Hays has served on our Board since April 2020. Since October 2018, Mr. Hays has served as Vice Chair and member of the Board of Directors of Brown & Brown, Inc., a public insurance brokerage company. Since August 1994, he served as the Founder and Chief Executive Officer of Hays Companies, an insurance broker that was acquired by Brown & Brown, Inc. in October 2018. At Hays Companies, Mr. Hays developed the organization into a nationwide leader in risk management, P&C, employee benefits, and personal lines insurance. As Chief Executive Officer of Hays Companies, Mr. Hays has overseen more than 25 years of growth, starting from a seven-person operation to a large-scale firm with more than 700 teammates in 30 offices. In addition to his leadership responsibilities, Mr. Hays maintains relationships with key accounts, helping customers understand their risk profile and developing robust insurance solutions.
Mr. Hays holds a Bachelor of Science and a Master of Business Administration from the University of Minnesota. He currently serves on the boards of JS Held, LLC, a consulting firm, and Mid Country Acquisition Corp, a savings and loan holding company. We believe Mr. Hays is qualified to serve as a member of our Board based on his experience, qualifications, attributes, and skills including his extensive experience in multiple sectors of the insurance industry.
Anthony J. Kuczinski has served on our Board since August 2023 and as Lead Independent Director since December 2023. From 2008 to 2022, Mr. Kuczinski served as President and Chief Executive Officer of Munich Reinsurance America, Inc. From 1990 to 2007, he served in various roles at Munich Reinsurance America, Inc., including President of the Specialty Markets division President of Insurance Company Operations, Executive Vice President and Chief Financial Officer for Specialty Markets, and Senior Vice President. He has over 25 years of industry experience.
Mr. Kuczinski is a Certified Public Accountant (Inactive) and a Certified Property Casualty Underwriter and holds a Bachelor of Business Administration from Pace University. We believe Mr. Kuczinski is qualified to serve as a member of our Board based on his experience, qualifications, attributes, and skills including his extensive experience in the insurance industry.
Board Independence
Our common stock is listed on the Nasdaq Global Select Market. Under the rules of the Nasdaq Global Select Market, independent directors must comprise a majority of a listed company's board of directors within a specified period of the completion of an initial public offering. In addition, the rules of the Nasdaq Global Select Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of the Nasdaq Global Select Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
To be considered independent for purposes of Rule 10C-1 and under the rules of Nasdaq, the board of directors must affirmatively determine that each member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director's ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.
Accordingly, the Board has considered the independence of our current Board members and the three nominees, and determined that all Board members with the exception of Andrew Robinson are independent under the Nasdaq listing standards. In making this determination, our Board applied the standards set forth in the rules of Nasdaq and the Exchange Act. Our Board considered all relevant facts and circumstances known to it in evaluating the independence of these directors, including their current and historical employment, any compensation we have given to them, any transactions we have with them, their beneficial ownership of our capital stock, their ability to exert control over us, all other material relationships they have had with us and the same facts with respect to their immediate families.
With regards to committee composition, effective as of December 2023, the Company's Audit, Compensation and Nominating and Corporate Governance committees of our Board, are made up entirely of independent directors. Our Board also established the Risk Committee in February 2024, which is composed entirely of independent directors.
Board Leadership Structure
Our Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. Our Bylaws and Corporate Governance Guidelines provide our Board with flexibility to combine or separate the positions of Chair of the Board and Chief Executive Officer.
Our Board currently believes that our existing Board leadership structure comprising of a combined Chairman/CEO role and Lead Independent Director is effective, provides the appropriate balance of authority between independent and non-independent directors, and achieves the optimal governance model for us and for our stockholders. Recognizing the importance of independent perspectives on the Board to balance the combined

Chairman and CEO roles, the Company appropriately maintains strong independent and effective oversight of our business and affairs through our Lead Independent Director.
The Board conducts executive sessions of non-management directors in connection with each regularly scheduled meeting of the Board. Our Lead Independent Director, Anthony J. Kuczinski, presides over these executive sessions.
Lead Independent Director
Our Board believes that an active and empowered Lead Independent Director is key to providing strong, independent leadership for the Board. The Lead Independent Director position is a critical aspect of our corporate governance framework. Mr. Kuczinski, as Lead Independent Director, brings extensive experience leading companies in the insurance industry. The Board believes that Mr. Kuczinski’s experience enables him to provide valuable and independent views in the boardroom and ensures active communication between management and our independent directors to support their oversight responsibilities, including with respect to management of risks and opportunities.
Corporate Governance Highlights
•Independence: All directors other than Andrew Robinson are independent.
•Board Refreshment: 5 new directors in the past 2 years.
•Diversity: 37.5% overall diversity; including 3 women.
•Average Age: The average age of our directors is 60.
•Average Tenure: 3.2 years.
Board Diversity Matrix

Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
White	2	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	1
Directors Who Are Military Veterans	1
The Board's Role in Risk Oversight
Although management is responsible for the day-to-day management of the risks our Company faces, our Board of Directors and its committees take an active role in overseeing management of our risks and have the ultimate responsibility for the oversight of risk management. The Board regularly reviews information regarding our operational, financial, legal and strategic risks. Specifically, senior management attends quarterly meetings of the Board, provides presentations on operations including significant risks, and is available to address any questions or concerns raised by our Board.
In addition, our four committees assist the Board in fulfilling its oversight responsibilities regarding risk. The Audit Committee coordinates the Board's oversight of our internal control over financial reporting, disclosure controls and procedures, related party transactions and code of conduct, with management regularly reporting to the Audit Committee on these areas. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs as well as succession planning as it relates to our chief executive officer. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and corporate governance and corporate governance guidelines. The Risk Committee assists the Board in fulfilling its oversight responsibilities with regard to enterprise risk management, cyber security and other significant operating risks. When any of the committees receives a report related to material risk oversight, the chair of the relevant committee reports on the discussion to the full Board.
Board of Directors Meetings
During fiscal year 2023, our Board met ten (10) times, including meetings held via video-conference, and acted ten (10) times by unanimous written consent. In that year, each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he/she served as a director and (ii) the total number of meetings held by all committees of our Board on which he/she served during the periods that he/she served.
Committees of the Board of Directors
Our Board has four standing committees: Audit, Compensation, Nominating and Corporate Governance, and Risk. The Risk Committee was established by our Board in February 2024. Each committee operates pursuant to a charter adopted by our Board. Our Board may also establish other committees from time to time to assist the Board. The Nominating and Corporate Governance Committee annually evaluates both Committee members and Committee Chairs, and rotates members as deemed necessary. All committees meet at least quarterly each year and hold informal discussions from time to time as needed.
Pursuant to the Nasdaq Listing Standards, as of the date of this proxy statement, all committees are composed solely of independent directors. Further, the composition and functioning of all of our committees comply with all applicable requirements of the Sarbanes-Oxley Act, Nasdaq and SEC rules and regulations. Each committee's charter is available on the Investor Relations portion of our website at https://investors.skywardinsurance.com/ under Corporate Governance Overview.
Audit Committee
During fiscal year 2023, our Audit Committee met seven (7) times, including meetings held via video-conference, and acted one (1) time by unanimous written consent. The members of our Audit Committee are Robert Creager (chair), Marcia Dall, Michael Morrissey and Katharine Terry. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that Robert Creager is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq.
As of December 2023, our Audit Committee is composed exclusively of independent directors. Prior to December 2023, the Company was relying on the phase-in rules of Rule 10A-3 under the Exchange Act and the Nasdaq rules with respect to the requirement that the audit committee be composed entirely of members of our Board who satisfy the standards of independence established for independent directors under the Nasdaq rules and the additional independence standards applicable to audit committee members established pursuant to Rule 10A-3 under the Exchange Act, as determined by our Board. Our Board has determined that each of Robert Creager, Marcia Dall, Michael Morrissey and Katharine Terry are independent under the heightened audit committee independence standards of the SEC and Nasdaq. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the applicable Nasdaq rules.

Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee:
•appoints our independent registered public accounting firm;
•evaluates the independent registered public accounting firm's qualifications, independence and performance;
•determines the engagement of the independent registered public accounting firm;
•reviews and approves the scope of the annual audit and the audit fee;
•discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;
•approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;
•monitors the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;
•reviews our financial statements and our management's discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;
•reviews our critical accounting policies and estimates; and
•reviews, at least annually, the audit committee charter, and evaluates the committee's performance.
Compensation Committee
During fiscal year 2023, our Compensation Committee met five (5) times, including meetings held via video-conference, and acted one (1) time by unanimous written consent. The members of our Compensation Committee are Marcia Dall (chair), Gena Ashe and James Hays. As of December 2023, our Compensation Committee is composed exclusively of independent directors. Prior to December 2023, the Company was relying on the phase-in rules of Nasdaq with respect to the requirement that the compensation committee be composed entirely of members of our Board who satisfy the standards of independence established for independent directors under the Nasdaq rules, as determined by our Board. Our Board has determined that each of Marcia Dall, Gena Ashe and James Hays are "independent" as that term is defined in SEC and Nasdaq rules, meet the heightened independence requirements for compensation committee purposes under Section 10C of the Exchange Act and related SEC and Nasdaq rules, and are considered a "non-employee director" under Rule 16b-3 under the Exchange Act.
Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our officers and employees. Among other matters, the Compensation Committee:
•reviews, modifies and approves (or, if it deems appropriate, makes recommendations to our Board regarding) corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;
•evaluates the performance of these officers in light of those goals and objectives and determines and approves (or, if it deems appropriate, recommends to our Board for determination and approval) the compensation of these officers based on such evaluations;
•reviews, and for our executive officers approves, (or, if it deems appropriate, recommends to our Board for determination and approval) the issuance of awards under our stock plans;
•reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance by the Compensation Committee with its charter;
•reviews and evaluates the succession planning for the CEO and executive officers; and
•reviews, at least annually, the compensation committee charter.
Nominating and Corporate Governance Committee
During fiscal year 2023, our Nominating and Corporate Governance Committee met five (5) times, including meetings held via video-conference, and acted two (2) times by unanimous written consent. The members of our Nominating and Corporate Governance Committee are Gena Ashe (chair), Robert Creager, Anthony J. Kuczinski and Katharine Terry. As of December 2023, our Nominating and Corporate Governance Committee is composed exclusively of independent directors. Prior to December 2023, the Company was relying on the phase-in rules of Nasdaq with respect to the requirement that the nominating and corporate governance committee be composed entirely of members of our Board who satisfy the standards of independence established for independent directors under the Nasdaq rules, as determined by our Board. Our Board has determined that each of Gena Ashe, Robert Creager, Anthony J. Kuczinski and Katharine Terry are "independent" as that term is defined in SEC and Nasdaq rules.
Our Nominating and Corporate Governance Committee reviews and recommends to the Board best practices related to corporate governance principles. Among other matters, the Nominating and Corporate Governance Committee:
•identifies candidates qualified to become directors, consistent with criteria approved by our Board;
•recommends to our Board nominees for election as directors at the next annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected, as well as to recommend directors to serve on committees of the Board;
•recommends Board candidates to our Board to fill vacancies and newly created directorships on the Board;
•identifies best practices and recommends corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;
•develops and recommends to our Board guidelines setting forth corporate governance principles;
•oversees the evaluation of our Board and senior management; and
•reviews, at least annually, the Company's corporate governance guidelines, the nominating and corporate governance committee charter, and evaluates the committee's performance.
Risk Committee
In February 2024, our Board established the Risk Committee. The members of the Risk Committee are Anthony J. Kuczinski (chair), Gena Ashe, Michael Morrissey and Katharine Terry, each of whom has been classified as "independent" by our Board as that term is defined in the SEC and Nasdaq rules.
Our Risk Committee oversees the Company’s risk management as designated by the Board. Among other matters, the Risk Committee:
•oversees the Company Enterprise Risk Management program, including compliance of applicable laws, regulations, and internal policies;
•reviews and assesses the Company’s director and officer (D&O) insurance coverage;
•reviews and assesses the business continuity and disaster recovery plans;
•reviews and assesses the Company’s cybersecurity risk management program; and
•reviews, at least annually, the risk committee charter, and evaluates the committee's performance.
Director Nomination Process
The Nominating and Corporate Governance Committee uses the following procedures to identify and evaluate any individual recommended or offered for nomination to the Board. In its evaluation of director candidates, including the members of the Board eligible for re-election, the Nominating and Corporate Governance Committee considers the following:
•individual qualifications, including relevant career experience, strength of character, maturity of judgment, familiarity with the Company's business and industry; and
•all other factors it considers appropriate, which may include diversity of background, existing commitments to other businesses, potential conflicts of interest, legal considerations, corporate governance background, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board.
The Board, with the assistance of the Nominating and Corporate Governance Committee, monitors the mix of specific experiences, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company's business and structure. Although there is no specific policy regarding diversity in identifying director nominees, both the Nominating and Corporate Governance Committee and the Board seek the talents and backgrounds that would be most helpful to us in selecting director nominees. In particular, the Nominating and Corporate Governance Committee, when recommending director candidates to the full Board of Directors for nomination, may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience. The Company has never received a proposal from a stockholder to nominate a director. Although the Nominating and Corporate Governance Committee has not adopted a formal policy with respect to stockholder nominees, the Nominating and Corporate Governance Committee expects that the evaluation process for a stockholder nominee would be similar to the process outlined above.
Stockholder Recommendations for Nominations to the Board
A stockholder that wishes to recommend a candidate for consideration by the Nominating and Corporate Governance Committee as a potential candidate for director must direct the recommendation in writing to Skyward Specialty Insurance Group, Inc., 800 Gessner Road, Suite 600, Houston, TX 77024, Attention: Secretary, and must include the candidate's name, home and business contact information, detailed biographical data, relevant qualifications, class and number of shares of our capital stock that are held by the nominee, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between us and the candidate and evidence of the recommending stockholder's ownership of our stock. Such recommendation must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership, including issues of character, integrity, judgment, and diversity of experience, independence, areas of expertise, corporate experience, potential conflicts of interest, other commitments and the like and personal references. Our Board will consider the recommendation but will not be obligated to take any further action with respect to the recommendation.
Director Attendance at Annual Meetings
Although our Company does not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting, we encourage all of our directors to attend. In 2023, Andrew Robinson, Robert Creager, James Hays and Katharine Terry attended the Annual Meeting.
Communications with our Board of Directors
Stockholders seeking to communicate with our Board should submit their written comments to our corporate secretary, Skyward Specialty Insurance Group, Inc., 800 Gessner Road, Suite 600, Houston, TX 77024. The corporate secretary will forward such communications to each member of our Board; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).
Code of Business Conduct
We have adopted a written code of business conduct, that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on the Investor Relations section of our website at www.skywardinsurance.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K within four business days of such amendment or waiver.
Director Compensation

Non-independent directors do not receive compensation for their service on the Board. Independent directors, or their designees, received an annual retainer in the amount of $50,000 during 2023 for their service on the Board. The Chair of the Audit Committee receives an additional annual retainer of $20,000. The Chair of the Compensation Committee receives an additional annual retainer of $15,000. Effective February 2023, the Chair of the Nominating and Corporate Governance Committee receives an additional annual retainer of $10,000. Our independent directors, or their designees, are also eligible to receive grants of our common stock under the 2022 Plan that fully vest after the first anniversary of the grant date. The Board believes that it is important for independent directors of the Company to have a financial stake in the Company, such that the independent directors' interests align with those of the Company's shareholders. To meet this objective, the Board has established stock ownership guidelines for independent directors requiring a minimum equity holding of five times (5x) their annual base cash retainer. Independent directors will have five years to satisfy these guidelines after the date of adoption of these guidelines or the date of being designated as an independent director, whichever is later. We also have reimbursed our directors for expenses associated with attending meetings of our Board and its committees.
The following table sets forth information regarding compensation earned by our non-employee directors during the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Gena Ashe(3)	$15,000(4)	$41,667(5)	—	$56,667
Robert Creager	$75,000(6)	$100,000	—	$175,000
Marcia Dall	$53,750(7)	$100,000	—	$153,750
James Hays	$50,000	$100,000	—	$150,000
Robert Kittel(8)	—	—	—	—
Anthony J. Kuczinski(9)	$25,000(10)	$41,677(5)	—	$66,677
J. Cameron MacDonald(8)	—	—	—	—
Michael Morrissey(11)	—	$25,000(5)	—	$25,000
Katharine Terry	$50,000	$100,000	—	$150,000
________________________
(1)Reflects the aggregate dollar amount of fees earned or paid in cash for services rendered for independent directors, including fees for service as a committee chair.
(2)Grant date fair value computed in accordance with the stock-based compensation accounting rules set forth in ASC 718. For a more detailed description see Note 1 titled "Summary of Significant Accounting Policies — Stock-Based Compensation" to our audited consolidated financial statements included in our annual report on Form 10-K filed with the SEC.
(3)Ms. Ashe was appointed to the Board during the August 2023 Board meeting, taking effect immediately thereafter.
(4)Amount reflects annual retainer of $50,000 paid pro-rata for 2023 Board service and an additional annual retainer of $10,000 paid pro-rata for acting as Chair of the Nominating and Corporate Governance Committee during August to December of 2023.
(5)Amount reflects the pro-rata value of an annual Restricted Stock Award granted to independent directors for Board service during 2023 in accordance with our independent director compensation policy, and pursuant to the terms and conditions set forth in the Company’s 2022 Long-Term Incentive Plan.
(6)Amount reflects annual retainer of $50,000, an additional $20,000 for acting as Chair of the Audit Committee and $5,000 for acting as Chair of the Nominating and Corporate Governance Committee from February to August, 2023.
(7)Amount reflects annual retainer of $50,000 and an additional $3,750 for acting as Chair of the Compensation Committee from August to December, 2023.
(8)Mr. Kittel and Mr. MacDonald resigned from the Board in November 2023. As non-independent directors, they did not receive any compensation for their board service.
(9)Mr. Kuczinski was appointed to the Board just prior to the August 2023 Board meeting, and was appointed Lead Independent Director, effective December 2023.
(10)Amount reflects annual retainer of $50,000 paid pro-rata for 2023 Board service during August to December of 2023.
(11)Mr. Morrissey was appointed to the Board effective December 2023.

PROPOSAL NO. 1:
ELECTION OF CLASS II DIRECTORS
Under our governing documents, our Board has the power to set the number of directors from time to time by resolution. We currently have eight authorized directors serving on our Board, of which seven directors are "independent" as defined under the Nasdaq listing standards. In accordance with our certificate of incorporation, our Board is divided into three classes with staggered three-year terms. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board may have the effect of delaying or preventing changes in control of our Company.
At the Annual Meeting, three Class II directors will be elected for three-year terms. Based upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated each of the director nominees set forth below to stand for election by our stockholders, in each case for a three-year term expiring at our 2027 annual meeting of stockholders or until his or her successor is duly elected and qualified.
Nominees for Director
Our Nominating and Corporate Governance Committee has recommended, and our Board has approved, Andrew Robinson, Katharine Terry and Michael Morrissey as nominees for election as Class II directors at the Annual Meeting.
If elected, Mr. Robinson, Ms. Terry and Mr. Morrissey will serve as Class II directors until the 2027 annual meeting of stockholders or until their successors are duly elected and qualified. For information concerning the nominees, please see the section titled "Board of Directors and Corporate Governance —  Nominees for Director."
If you are a stockholder of record and you vote but do not give instructions with respect to the voting of directors, your shares will be voted FOR the election of Mr. Robinson, Ms. Terry and Mr. Morrissey. We expect that Mr. Robinson, Ms. Terry and Mr. Morrissey will accept such nomination; however, in the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our Board to fill such vacancy. If you are a beneficial owner of shares of our common stock and you do not give voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee will leave your shares unvoted on this matter.
Vote Required
The election of the Class II directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE DIRECTORS NOMINATED BY OUR BOARD OF DIRECTORS AND NAMED IN THIS PROXY STATEMENT AS CLASS II DIRECTORS TO SERVE FOR THREE-YEAR TERMS.
***

PROPOSAL NO. 2:
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Ernst & Young LLP, or EY, as the Company's independent registered public accounting firm for the year ending December 31, 2024, and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. EY has served as the Company's auditor since 2021 and has audited the Company's financial statements for the years ended December 31, 2022 and December 31, 2023. Representatives of EY are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Stockholder ratification of the selection of EY as the Company's independent registered public accounting firm is not required by Delaware law, the Company's amended and restated certificate of incorporation, or the Company's amended and restated bylaws. However, the Audit Committee is submitting the selection of EY to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
Independent Registered Public Accountants' Fees
The following table is a summary of fees billed to the Company by EY for professional services rendered for the fiscal years ended December 31, 2023 and 2022.

	2023	2022
Audit Fees(1)	$1,980,000	$1,010,000
Audit Related Fees(2)	210,000	—
Tax Fees	—	—
All Other Fees	—	—
Total	$2,190,000	$1,010,000
________________________
(1)Audit fees consist of fees for professional services rendered for the audit of our annual financial statements included in our Form 10-K filing and review of financial statements included in our quarterly Form 10-Q filings.
(2)Audit related fees consists of $210,000 in fees related to both of our follow-on public offerings of our common stock that occurred in June and November of 2023.
Pre-Approval Policies and Procedures
Our Audit Committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the Audit Committee, and all such services were pre-approved in accordance with this policy during the fiscal years ended December 31, 2023 and 2022. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
Vote Required; Recommendation of the Board of Directors
The affirmative vote from a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote will be required to ratify the selection of EY. Abstentions will have the same effect as a vote "against" this proposal. The approval of Proposal 2 is considered a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.
***

Report of the Audit Committee of the Board of Directors
The Audit Committee oversees the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2023, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives. In addition, the Audit Committee reviewed and discussed with management internal audit reports including changes in internal control over financial reporting, related party transactions, and prior to the establishment of the Risk Committee, enterprise risk management reports including actions taken to mitigate risk.
The Audit Committee is responsible for the appointment, compensation and oversight of Ernst & Young (“EY”), the external independent auditor. EY is responsible for performing an audit of the Company’s financial statements in accordance with generally accepted auditing standards. The Audit Committee reviews with EY the matters required to be discussed with the Audit Committee by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the Securities Exchange Commission (“SEC”). In addition, the Audit Committee has discussed with EY its independence from management and the Company, compatibility of non-audit services with independence, and has received from EY the independence letter required by the applicable requirements of the PCAOB.
The Audit Committee met with EY prior to the issuance of financial statements to discuss the overall scope of its services, the results of its audit and reviews, management’s judgments and accounting estimates, unusual transactions, the Company's internal controls over financial reporting, the quality of the Company's financial reporting and other matters considered significant and relevant. EY also periodically updates the Audit Committee about new accounting and reporting developments and their impact on the Company's reporting. The Audit Committee's also met with EY in executive session without management present. The Audit Committee is not employed by the Company, nor does it provide any expert assurance or professional certification regarding the Company's financial statements.
The Audit Committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the Company's independent registered public accounting firm. In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2023.
The Audit Committee reviews the performance and independence of EY, including audit quality, expertise, fees and familiarity with our business, in connection the Committee’s determination whether to retain EY as our independent auditor. The Audit Committee and Board have recommended, for shareholder ratification, the appointment of EY as the Company’s independent registered public accounting firm for 2024.
This report of the Audit Committee is not "soliciting material," shall not be deemed "filed" with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
The foregoing report has been furnished and submitted by the Audit Committee of the Board.
Robert Creager (Chair)
Marcia Dall
Michael Morrissey
Katharine Terry

BENEFICIAL OWNERSHIP OF SECURITIES OF
PRINCIPAL STOCKHOLDERS AND MANAGEMENT
The following table sets forth beneficial ownership information with respect to our common stock as of March 11, 2024, for (i) each person known by us to own beneficially 5% or more of our outstanding common stock; (ii) each of our named executive officers referenced in the Summary Compensation Table, (iii) each of our directors and nominees for director, and (iv) all of our directors and executive officers as of March 11, 2024, as a group. Unless otherwise noted, each person listed below has sole voting and investment power with respect to the shares of our common stock listed below as beneficially owned by the person. Information set forth in the table with respect to beneficial ownership of common stock has been obtained from filings made by the named beneficial owners with the SEC as of the Record Date or, in the case of our executive officers and directors, has been provided to us by such individuals. As of March 11, 2024, the Company had 39,995,027 shares outstanding.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o 800 Gessner Road, Suite 600, Houston, Texas 77024.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage (%)
5% and Greater Shareholders:
The Westaim Corporation(1)	6,979,639	17.45%
James Hays(2)	2,809,269	7.02%
BlackRock, Inc.(3)	2,261,834	5.65%

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage (%)
Named Executive Officers and Directors:
Andrew Robinson(4)	46,883	*
Gena Ashe(5)	1,734	*
John Burkhart(6)	14,792	*
Robert Creager(7)	50,254	*
Marcia Dall(8)	5,654	*
Mark Haushill(9)	171,688	*
James Hays(2)	2,809,269	7.02%
Kirby Hill(10)	22,446	*
Anthony J. Kuczinski(11)	4,426	*
Michael Morrissey(12)	740	*
Katharine Terry(8)	5,654	*
All executive officers and directors as a group (16 persons)(13)(14)	3,206,448	8.01%
________________________
*less than 1%
(1)Based on a 13G jointly filed by The Westaim Corporation and Westaim HIIG GP Inc. with the SEC on February 8, 2024, consists of 6,979,639 shares of common stock held by Westaim HIIG GP, Inc. and controlled by The Westaim Corporation. The voting and investment power of the shares are held by the senior management of the Westaim Corporation at the direction of The Westaim Corporation's board of directors. The board of directors of The Westaim Corporation consists of Ian Delaney as chair, John Gildner, Lisa Mazzocco, Kevin E. Parker, Bruce V. Walter, Michael Siegel and J. Cameron MacDonald. The senior management team of The Westaim Corporation consists of J. Cameron MacDonald as President and CEO, Robert Kittel as Chief Operating Officer and Glenn MacNeil as Chief Financial Officer. The address for The Westaim Corporation is 70 York Street, Suite 1700, Toronto, Ontario, Canada M5J 1S9.
(2)Consists of: (i) 23,630 shares of common stock held directly, (ii) 3,988 shares of restricted stock that will fully vest on June 29, 2024, (iii) 1,975,851 shares of common stock held by Jwayne LLC, and (iv) 805,800 shares of common stock held by Marquis Lafayette LLC. Mr. Hays serves as the controlling member for Jwayne LLC and Marquis Lafayette LLC.
(3)Based on a 13G filed by BlackRock, Inc. with the SEC on January 29, 2024. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(4)Consists of 24,087 shares of common stock held directly, and 22,796 shares of restricted stock that will fully vest on January 1, 2025.
(5)Consists of 1,734 shares of restricted stock that will fully vest on August 14, 2024.
(6)Consists of 9,727 shares of common stock held directly, and 5,065 shares of restricted stock that will fully vest on January 1, 2025.
(7)Consists of 46,266 shares of common stock held directly, and 3,988 shares of restricted stock that will fully vest on June 29, 2024.
(8)Consists of 1,666 shares of common stock held directly, and 3,988 shares of restricted stock that will fully vest on June 29, 2024.
(9)Consists of 165,989 shares of common stock held directly, and 5,699 shares of restricted stock that will fully vest on January 1, 2025.
(10)Consists of 17,001 shares of common stock held directly, and 5,445 shares of restricted stock that will fully vest on January 1, 2025.
(11)Consists of: (i) 2,400 shares of common stock held directly by Mr. Kuczinski, (ii) 277 shares of common stock held jointly with Mr. Kuczinski’s spouse, (iii) 25 shares of common stock held by Mr. Kuczinski’s children in custodial accounts and (iv) 1,724 shares of restricted stock that will vest on August 7, 2024.
(12)Consists of 740 shares of restricted stock that will fully vest on December 14, 2024.
(13)The amounts reflected in the table above for our executive officers include Restricted Stock Units ("RSUs") and Performance Stock Units ("PSUs") granted on January 1, 2021, that fully vested on January 1, 2024 and converted to shares of the Company's common stock, since they were based on performance periods which ended on December 31, 2023.
(14)Consists of 3,131,291 shares of common stock held directly, 277 shares held jointly with spouse, 25 shares in custodial account and, 15,952 shares of restricted stock that will fully vest on June 29, 2024, 1,724 shares of restricted stock that will fully vest on August 7, 2024, 1,734 shares of restricted stock that will fully vest on August 14, 2024, 740 shares of restricted stock that will fully vest on December 14, 2024, and 54,705 shares of restricted stock that will fully vest on January 1, 2025.

EXECUTIVE OFFICERS
Our Executive Officers
The following table sets forth information regarding our executive officers as of March 11, 2024:

Name	Age	Position(s)
Andrew Robinson	58	Chief Executive Officer and Chairman of the Board
Mark Haushill	62	Chief Financial Officer and Executive Vice President
John Burkhart	55	Executive Vice President and President of Specialty Lines
Kirby Hill	59	Executive Vice President and President of Industry Solutions, Captives and Programs
Sean Duffy	57	Executive Vice President and Chief Claims Officer
Sandip Kapadia	43	Executive Vice President, Chief Actuary and Analytics Officer
Daniel Bodnar	57	Chief Information and Technology Officer
Thomas Schmitt	64	Chief People and Administrative Officer
Leslie Shaunty	55	General Counsel and Secretary
Andrew Robinson. Please see the biographical information provided above in the section entitled "Board of Directors and Corporate Governance."
Mark Haushill has served as our Chief Financial Officer and Executive Vice President since November 2015. Since November 2015, Mr. Haushill has served as a Director for each of our insurance subsidiaries, including HSIC, IIC, GMIC, and OSIC, and served as President of each since August 2020. Prior to joining Skyward Specialty, Mr. Haushill was Vice President, Chief Financial Officer and Treasurer at American Safety Holdings, Ltd., a public insurance company, from September 2009 to December 2015. From December 2000 to September 2009, Mr. Haushill was Vice President, Chief Financial Officer and Treasurer at Argo Group, Ltd., a publicly-traded insurance company.
Mr. Haushill holds a Bachelor of Business Administration degree in Accounting from Baylor University. With his more than 25 years of experience in the insurance industry, Mr. Haushill brings a wealth of knowledge of best processes and practices to the Company's accounting and treasury functions.
John Burkhart has served as our Executive Vice President and President of Specialty Lines since January 2021. Prior to joining Skyward Specialty, Mr. Burkhart was Senior Vice President, Head of Professional Lines and Industry Verticals at QBE Insurance Group Limited, a public insurance company, from November 2013 to September 2020. Prior to that Mr. Burkhart held several roles, including Vice President — Specialty Lines, during his tenure at Chubb Limited, a publicly-traded insurance company, from June 1992 to October 2013.
Mr. Burkhart holds a Bachelor of Science degree in Finance from Western Michigan University. Mr. Burkhart has almost 30 years of experience in specialty lines insurance, including management and professional liability, healthcare, financial institutions and transactional liability.
Kirby Hill has served as our Executive Vice President and President of Industry Solutions, Captives and Programs since January 2021, and prior to that, in a variety of roles leading different aspects of our underwriting operations since December 2010. Prior to joining Skyward Specialty, Mr. Hill was the Chief Executive Officer and Co-Founder of Norwich Holding Co., LLC, a company specializing in the development, implementation and administration of commercial specialty insurance products and programs, and prior to that in various multiline underwriting positions at PMA Insurance Corporation and American International Group, Inc. (AIG). Mr. Hill holds a Bachelor of Economics from Villanova University. With his more than 30 years of experience in all facets of the insurance business, including agency, captive and underwriting operations, Mr. Hill brings significant value to the Company, handling our program administrator partnerships, specialty distribution and niche industry businesses.
Sean Duffy has served as our Executive Vice President and Chief Claims Officer since January 2019. Since March 2019, Mr. Duffy has also served as Director of our subsidiaries HSIC, IIC, GMIC, and OSIC. Prior to joining Skyward Specialty, Mr. Duffy was Senior Vice President, Chief Claims Officer at OneBeacon Insurance, a specialty insurance provider, from April 2010 to March 2018. In addition, Mr. Duffy previously held senior claims roles at insurers Great American Insurance and Travelers.

Mr. Duffy holds a Juris Doctorate from Hamline University and a Bachelor of Arts from Carleton College. Mr. Duffy has approximately 30 years of experience in the insurance industry.
Sandip Kapadia has served as our Executive Vice President, Chief Actuary and Analytics Officer since November 2021. From April 2020 to November 2021, Mr. Kapadia served as our Senior Vice President, Head of Data Analytics and Underwriting Strategy. Since August 2021, Mr. Kapadia has also served as Director of our subsidiaries HSIC, IIC, GMIC, and OSIC. Prior to joining Skyward Specialty, Mr. Kapadia was Vice President at Crum & Forster, an insurance company, from September 2015 to April 2020. Mr. Kapadia has also held various analytical roles in the insurance industry at Partner Re, Everest Re, and Aon Re.
Mr. Kapadia holds a Bachelor of Science from Pennsylvania State University. Mr. Kapadia is a Fellow of the Casualty Actuarial Society, a member of the American Academy of Actuaries, and a Designated Mentor to the Columbia University Actuarial Science graduate program. Mr. Kapadia brings with him over 20 years of industry experience across multiple actuarial, insurance, reinsurance, and modeling roles.
Daniel Bodnar has served as our Chief Information and Technology Officer and Senior Vice President since August 2017. Since March 2021, Mr. Bodnar has also served as Director of our subsidiaries HSIC, IIC, GMIC, and OSIC. Prior to joining Skyward Specialty, Mr. Bodnar was a Property and Casualty IT Consultant at insureCIO, an information technology services company servicing the property and casualty insurance industry, from March 2015 to August 2017. Prior to that, Mr. Bodnar was at Argo Insurance Group and HCC Insurance Holdings successfully building specialty insurance technology teams and platforms.
Mr. Bodnar holds a Bachelor of Computer Science from Trinity University. Mr. Bodnar has more than 25+ years of experience working in the insurance technology industry.
Thomas Schmitt has served as our Chief People and Administrative Officer since September 2020. Prior to joining Skyward Specialty, Mr. Schmitt served as Chief Human Resources Officer and Senior Vice President at James River Insurance Group, an insurance company, from January 2019 to July 2019. Mr. Schmitt was an Independent Management Consultant from January 2018 to December 2019 and from June 2020 to September 2020. From February 2003 to December 2017, Mr. Schmitt was in positions of ascending authority at OneBeacon Insurance, an insurance company, most recently serving as Senior Vice President and Chief Human Resources Officer. Mr. Schmitt was instrumental in building high-performing human resources functions and assisting in the transformation of the company in times of growth and expansion.
Mr. Schmitt holds a Bachelor of Science from Boston College and an MBA from Babson College. Mr. Schmitt has more than 30 years of experience in a variety of human resources and administrative management roles in the insurance, technology, and banking industries.
Leslie Shaunty has served as our General Counsel and Secretary since January 2021. Prior to that, Ms. Shaunty was the Company's Vice President of Legal & Compliance from July 2013 to December 2019 and Chief Legal Officer from June 2020 to January 2021. Since June 2020, Ms. Shaunty has served as a Director and the Secretary of each of our subsidiaries, including HSIC, IIC, GMIC, and OSIC. From February 2019 to June 2020, Ms. Shaunty operated the Shaunty Law Firm, providing clients, including Skyward Specialty, with corporate legal services.
Ms. Shaunty holds a Juris Doctorate from the University of Virginia and a Bachelor of Arts from the University of Texas. Ms. Shaunty has more than 30 years of legal experience in a variety of industries, including retail and manufacturing, in addition to more than 10 years of insurance industry experience.

EXECUTIVE COMPENSATION
Overview
Our named executive officers for the fiscal year ended December 31, 2023, which consist of our principal executive officer and our next three most highly compensated executive officers, were as follows:
•Andrew Robinson, our Chief Executive Officer;
•Mark Haushill, our Chief Financial Officer and Executive Vice President;
•John Burkhart, our Executive Vice President and President of Specialty Lines; and
•Kirby Hill, our Executive Vice President and President of Industry Solutions, Captives and Programs.
We believe it is important that the interests of our executive management align with the interests of our stockholders. Accordingly, the Compensation Committee designs our compensation programs to reward achievement of financial and strategic objectives and key results (OKRs). The current annual compensation plan for our executive officers consists of base salary, annual cash performance awards, and long-term equity awards. Our compensation mix is designed such that approximately half to two-thirds of annual executive compensation is directly tied to the Company's performance against its OKRs. Our Board also believes it is important that our executive team have meaningful ownership interest in the Company.
2023 Summary Compensation Table
The following table sets forth the compensation received by our named executive officers for services rendered to us in such capacity for the years ended December 31, 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)		All other Compensation ($)		Total ($)
Andrew Robinson Chief Executive Officer	2023	$800,000	$900,000	(2)	$2,132,000	(3)	$16,500	(4)	$3,848,500
	2022	$800,000	$600,000	(5)	$1,340,000	(6)	$15,250	(7)	$2,755,250

Mark Haushill Chief Financial Officer and Executive Vice President	2023	$450,000	$225,000	(8)	$444,000	(9)	$16,500	(4)	$1,135,500
	2022	$450,000	$150,000	(10)	$275,000	(11)	$15,250	(7)	$890,250

John Burkhart Executive Vice President and President of Specialty Lines	2023	$425,000	$215,001	(12)	$450,000	(13)	$37,500	(14)	$1,127,501
	2022	$400,000	$133,334	(15)	$356,667	(16)	$15,250	(7)	$905,251

Kirby Hill Executive Vice President and President of Industry Solutions, Captives and Programs	2023	$425,000	$215,001	(12)	$272,000	(17)	$39,500	(18)	$951,501
	2022	$425,000	$143,334	(19)	$231,667	(20)	$15,250	(7)	$815,251
________________________
(1)Grant date fair value computed in accordance with the stock-based compensation accounting rules set forth in ASC 718. For performance awards linked to market performance criteria, the grant date fair value was calculated based on the probable outcome of the performance condition as of the grant date. Further details can be found in Note 1, "Summary of Significant Accounting Policies — Stock-Based Compensation" in our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC.
(2)Consists of the aggregate value of Long-Term Awards under the 2022 Long Term Incentive Plan granted during fiscal year ended December 31, 2023. The value of the Restricted Stock Units ("RSUs") equals $300,000 and upon vesting each unit is equivalent to one share of the Company's common stock. This award fully vests on January 1, 2026. The value of two separate Performance Stock Unit ("PSU") awards, totaling $600,000, with vesting terms subject to obtaining specified performance criteria from January 1, 2023 through December 31, 2025. Each PSU is equivalent to one share of the Company's common stock. The number of units subject to vest under each PSU award can range from

0% to 150% of the target amount, so that the grant date value of these PSUs assuming attainment of the maximum performance levels totals $900,000. These awards fully vest on January 1, 2026.
(3)Consists of the performance bonus earned and paid to Mr. Robinson for the fiscal year ended December 31, 2023 in the amount of $1,600,000, and a cash payment in the amount of $532,000, pursuant to the vesting of Performance Cash Units ("PCUs") awarded to Mr. Robinson during 2021 for the 2021–2023 performance period.
(4)Consists of $16,500 of Company matched 401(k) contributions.
(5)Consists of the aggregate value of Long-Term Awards under the 2020 Long Term Incentive Plan granted during fiscal year ended December 31, 2022. The value of the Restricted Stock Award equals $300,000 and each share is equivalent to one share of the Company's common stock. This award fully vests on January 1, 2025. The value of the PSU award equals $300,000 with vesting terms subject to obtaining specified performance criteria from January 1, 2022 through December 31, 2024. Each PSU is equivalent to one share of the Company's common stock. The number of units subject to vest under this award can range from 0% to 150% of the target amount, so that the grant date value of the PSU award assuming attainment of the maximum performance levels totals $450,000. This award fully vests on January 1, 2025.
(6)Consists of the performance bonus earned and paid to Mr. Robinson for the fiscal year ended December 31, 2022 totaling $1,040,000, and the value of the PCUs awarded to Mr. Robinson during 2022. The value of the PCU award equals $300,000. Each PCU is equivalent to $100 upon settlement based on the target level of achievement. The number of units subject to vest under this award can range from 0% to 150% of the target amount, so that the grant date value of the PCU award assuming attainment of the maximum performance levels totals $450,000. This award fully vests on January 1, 2025.
(7)Consists of $15,250 of Company matched 401(k) contributions.
(8)Consists of the aggregate value of Long-Term Awards under the 2022 Long Term Incentive Plan granted during fiscal year ended December 31, 2023. The value of the RSUs equals $75,000 and upon vesting each unit is equivalent to one share of the Company's common stock. This award fully vests on January 1, 2026. The value of two separate PSU awards, totaling $150,000, with vesting terms subject to obtaining specified performance criteria from January 1, 2023 through December 31, 2025. Each PSU is equivalent to one share of the Company's common stock. The number of units subject to vest under each award can range from 0% to 150% of the target amount, so that the grant date value of the PSU awards assuming attainment of the maximum performance levels totals $225,000. These awards fully vest on January 1, 2026.
(9)Consists of the performance bonus earned and paid to Mr. Haushill for the fiscal year ended December 31, 2023 in the amount of $360,000, and a cash payment in the amount of $84,000, pursuant to the vesting of Performance Cash Units awarded to Mr. Haushill during 2021 for the 2021–2023 performance period.
(10)Consists of the aggregate value of Long-Term Awards granted under the 2020 Long Term Incentive Plan during fiscal year ended December 31, 2022. The value of the Restricted Stock Award equals $75,000 and each share is equivalent to one share of the Company's common stock. This award fully vests on January 1, 2025. The value of the PSU award equals $75,000 with vesting terms subject to obtaining specified performance criteria from January 1, 2022 through December 31, 2024. Each PSU is equivalent to one share of the Company's common stock. The number of units subject to vest under this award can range from 0% to 150% of the target amount, so that the grant date value of the PSU award assuming attainment of the maximum performance level totals $112,500. This award fully vests on January 1, 2025.
(11)Consists of the performance bonus earned and paid to Mr. Haushill for the fiscal year ended December 31, 2022 totaling $200,000, and the value of the PCUs awarded to Mr. Haushill during 2022. The value of the PCU award equals $75,000. Each PCU is equivalent to $100 upon settlement based on the target level of achievement. The number of units subject to vest under this award can range from 0% to 150% of the target amount, so that the grant date value of the PCU award assuming attainment of the maximum performance level totals $112,500. This award fully vests on January 1, 2025.
(12)Consists of the aggregate value of Long-Term Awards under the 2022 Long Term Incentive Plan granted during fiscal year ended December 31, 2023. The value of the RSUs equals $71,667 and upon vesting each unit is equivalent to one share of the Company's common stock. This award fully vests on January 1, 2026. The value of two separate PSU awards, totaling $143,334, with vesting terms subject to obtaining specified performance criteria from January 1, 2023 through December 31, 2025. Each PSU is equivalent to one share of the Company's common stock. The number of units subject to vest under each award can range from 0% to 150% of the target amounts, so that the grant date value of the PSU awards assuming attainment of the maximum performance level totals $215,001. These awards fully vest on January 1, 2026.

(13)Consists of the performance bonus earned and paid to Mr. Burkhart for the fiscal year ended December 31, 2023 in the amount of $350,000 and a cash payment in the amount of $100,000, pursuant to the Long-Term Cash award granted to Mr. Burkhart in 2021.
(14)Consists of $16,500 of Company matched 401(k) contributions, and a one-time discretionary cash payment adjustment approved by the Compensation Committee of the Board, in the amount of $21,000 paid to Mr. Burkhart for the 2021-2023 performance period.
(15)Consists of the aggregate value of Long-Term Awards granted under the 2020 Long Term Incentive Plan during fiscal year ended December 31, 2022. The value of the Restricted Stock Award equals $66,667 and each share is equivalent to one share of the Company's common stock. This award fully vests on January 1, 2025. The value of the PSU award equals $66,667 with vesting terms subject to obtaining specified performance criteria from January 1, 2022 through December 31, 2024. Each PSU is equivalent to one share of the Company's common stock. The number of units subject to vest under this award can range from 0% to 150% of the target amount, so that the grant date value of the PSU award assuming attainment of the maximum performance level totals $100,001. This award fully vests on January 1, 2025.
(16)Consists of the performance bonus earned and paid to Mr. Burkhart for the fiscal year ended December 31, 2022 totaling $290,000, and the value of the PCUs awarded to Mr. Burkhart during 2022. The value of the PCU award equals $66,667. Each PCU is equivalent to $100 upon settlement based on the target level of achievement. The number of units subject to vest under this award can range from 0% to 150% of the target amount, so that the grant date value of the PCU award assuming attainment of the maximum performance level totals $100,001. This award fully vests on January 1, 2025.
(17)Consists of the performance bonus earned and paid to Mr. Hill for the fiscal year ended December 31, 2023 in the amount of $200,000 and a cash payment in the amount of $72,000, pursuant to the Long-Term Cash award granted to Mr. Hill in 2021.
(18)Consists of $16,500 of Company matched 401(k) contributions, and a one-time discretionary cash payment adjustment approved by the Compensation Committee of the Board, in the amount of $23,000 paid to Mr. Hill for the 2021-2023 performance period.
(19)Consists of the aggregate value of Long-Term Awards granted under the 2020 Long Term Incentive Plan during fiscal year ended December 31, 2022. The value of the Restricted Stock Award equals $71,667 and each share is equivalent to one share of the Company's common stock. This award fully vests on January 1, 2025. The value of the PSU award equals $71,667 with vesting terms subject to obtaining specified performance criteria from January 1, 2022 through December 31, 2024. Each PSU is equivalent to one share of the Company's common stock. The number of units subject to vest under this award can range from 0% to 150% of the target amount, so that the grant date value of the PSU award assuming attainment of the maximum performance level totals $107,501. This award fully vests on January 1, 2025.
(20)Consists of the performance bonus earned and paid to Mr. Hill for the fiscal year ended December 31, 2022 totaling $160,000, and the value of the PCUs awarded to Mr. Hill during 2022. The value of the PCU award equals $71,667. Each PCU is equivalent to $100 upon settlement based on the target level of achievement. The number of units subject to vest under this award can range from 0% to 150% of the target amount, so that the grant date value of the PCU award assuming attainment of the maximum performance level totals $107,501. This award fully vests on January 1, 2025.
Narrative Disclosure to Summary Compensation Table
Employment Agreement with Andrew Robinson
On May 22, 2020, we entered into an employment agreement, amended as of January 1, 2022, with Andrew Robinson, who currently serves as our Chief Executive Officer. Mr. Robinson's employment agreement provides for at-will employment and sets forth his annual base salary and annual performance-based cash bonus, as well as his eligibility to participate in our benefit plans generally. Mr. Robinson's 2023 annual base salary is no less than $800,000 and his annual performance-based cash bonus target is 100% of the annual base salary.
Under Mr. Robinson's employment agreement, in the event that Mr. Robinson's employment with us is terminated at any time without "cause" or Mr. Robinson resigns for "good reason," then subject to and contingent upon Mr. Robinson's execution and delivery of a release agreement, Mr. Robinson will be entitled to receive: (a) a lump sum cash payment in an amount equal to his annual base salary as of the date of termination; (b) continued payment of group health insured benefit plan premiums for one year; (c) payment of a prorated target annual bonus for the year in which the termination occurs; (d) payment of any earned and accrued bonus for the calendar year proceeding the calendar year in which his employment is terminated; and (e) acceleration of any time-vesting awards under the Company's Long-Term Incentive Plan. If Mr.

Robinson is terminated without "cause" or resigns for "good reason" within twelve (12) months of a Change in Control he shall receive the above payments, as well as accelerated vesting of any performance-based awards at not less than the target level, based on the valuation of the Board in good faith.
Pursuant to Mr. Robinson's employment agreement, "cause" means (a) an act of dishonesty, fraud, theft, or embezzlement by Mr. Robinson with respect to us or our subsidiaries; (b) malfeasance or gross negligence in the performance of Mr. Robinson's duties; (c) commission or conviction of any felony, or entry of a plea of guilty or nolo contendere to any felony, conviction of any misdemeanor involving theft, defalcation, dishonesty or violence, or entry of a plea of guilty or nolo contendere to any misdemeanor involving theft, defalcation, dishonesty or violence, or conviction related to any crime of moral turpitude; (d) willfully refusing to perform his duties and responsibilities, or failure to adhere to the directions of the Board or our or any of our subsidiaries' corporate codes, policies, or procedures, as in effect or amended from time to time; (e) failure by Mr. Robinson to perform his duties and responsibilities hereunder (other than by reason of disability due to physical or mental impairment) without the same being corrected within thirty (30) days after being given written notice thereof, as determined by us in good faith; (f) the material breach by Mr. Robinson of any of the covenants contained in the employment agreement; and (g) violation of any statutory, material contractual, or common law duty or obligation to us or any of our affiliates, including, without limitation, Mr. Robinson duty of loyalty, and further with respect to (a)-(d) and (f)-(g), without the same being corrected within ten (10) days after being given written notice thereof.
Pursuant to Mr. Robinson's employment agreement, "good reason" means the occurrence of any of the following events:
(a)a material diminution in Mr. Robinson's Base Salary, Mr. Robinson's Annual Bonus opportunity, or Mr. Robinson's Annual LTI Award opportunity;
(b)a material diminution in Mr. Robinson's authority, duties, title, or responsibilities;
(c)the involuntary relocation of the geographic location of Mr. Robinson's principal place of employment that is not to a mutually-agreed location;
(d)a material breach by us of any material provision of the employment agreement; or
(e)removal of Mr. Robinson from the Board without cause pursuant to Sections 3.3 and 3.5 of the Amended and Restated Stockholders' Agreement by and among the Stockholders party thereto and the Company dated as of March 12, 2014.

Under his employment agreement, Mr. Robinson is also subject to a twelve (12) month non-compete provision, which is reduced to six (6) months if he is terminated without cause within twelve months following a Change in Control or due to his disability, and non-solicitation of employees and customers for one year, to run from the date of his termination.
Severance Agreements for Executive Officers
Except for Mr. Robinson, whose severance pay is set forth in his employment agreement, each of our executive officers has entered into an agreement with the Company regarding his/her severance upon termination without cause by the Company or with good reason by the executive. The agreements provide for twelve months of base salary as well as twelve months of COBRA premium payments paid in a lump sum upon such terminations, subject to adjustments for 409A. The payments are conditional on the executive upholding any non-solicitation/non-compete/confidentiality obligations he/she has to the Company.
For purposes of the agreements, "good reason" means: a) a material diminution by the Company of the executive's duties and responsibilities (except in each case, in connection with the termination of executive's employment due to executive's disability or death or temporarily as a result of the executive's illness or other absence); b) a reduction in executive's base salary of more than 10% without executive's consent; or c) assignment by the Company of duties and responsibilities inconsistent with executive's position without executive's consent.

Outstanding Equity Awards at December 31, 2023
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2023(1).

Name and Principal Position	Grant Date(2)(3)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Andrew Robinson Chief Executive Officer	02/27/2023	15,151	(5)	$513,316	—		—
	02/27/2023	—		—	30,302	(6)	$1,026,632
	01/12/2023	100,000	(7)	$3,388,000	—		—
	01/12/2023	100,000	(8)	$3,388,000	—		—
	01/12/2023	—		—	400,000	(9)	$13,552,000
	01/01/2022	22,796	(10)	$772,328	—		—
	01/01/2022	—		—	22,796	(11)	$772,328

Mark Haushill Chief Financial Officer and Executive Vice President	02/27/2023	3,787	(5)	$128,304	—		—
	02/27/2023	—		—	7,574	(6)	$256,607
	01/12/2023	13,330	(7)	$451,620	—		—
	01/12/2023	13,330	(8)	$451,620	—		—
	01/12/2023	—		—	53,330	(9)	$1,806,820
	01/01/2022	5,699	(10)	$193,082	—		—
	01/01/2022	—		—	5,699	(11)	$193,082

John Burkhart Executive Vice President and President of Specialty Lines	02/27/2023	3,619	(5)	$122,612	—		—
	02/27/2023	—		—	7,238	(6)	$245,223
	01/12/2023	13,330	(7)	$451,620	—		—
	01/12/2023	13,330	(8)	$451,620	—		—
	01/12/2023	—		—	53,330	(9)	$1,806,820
	01/01/2022	5,065	(10)	$171,602	—		—
	01/01/2022	—		—	5,065	(11)	$171,602

Kirby Hill Executive Vice President and President of Industry Solutions, Captives and Programs	02/27/2023	3,619	(5)	$122,612	—		—
	02/27/2023	—		—	7,238	(6)	$245,223
	01/12/2023	13,330	(7)	$451,620	—		—
	01/12/2023	13,330	(8)	$451,620	—		—
	01/12/2023	—		—	53,330	(9)	$1,806,820
	01/01/2022	5,445	(10)	$184,477	—		—
	01/01/2022	—		—	5,445	(11)	$184,477

________________________
(1)Amounts reflected in the table above do not include Restricted Stock Units ("RSUs") and Performance Stock Units ("PSUs") granted to our executive officers on January 1, 2021, that fully vested on January 1, 2024 and converted to shares of the Company's common stock since they were based on performance periods which ended on December 31, 2023. These awards are included in the executive officers' holdings reflected in the "Beneficial Ownership of Securities of Principal Stockholders and Management" section of this proxy statement.
(2)All January 2022 awards were granted pursuant to the 2020 Skyward Specialty Long-Term Incentive Plan.

(3)All other awards were granted pursuant to the Skyward Specialty Insurance Group, Inc. 2022 Long-Term Incentive Plan.
(4)Market value is calculated using the closing price of our common stock as reported on the Nasdaq Global Select Market of $33.88 per share, on the last business day of 2023.
(5)Amounts shown are RSUs granted on February 27, 2023. Upon vesting each unit is equivalent to one share of the Company’s common stock. These awards will fully vest on January 1, 2026.
(6)Amounts shown represent two separate PSU awards granted to our executives on February 27, 2023. Each PSU is equivalent to one share of the Company's common stock. The number of units subject to vest under each award can range from 0% to 150% of the amount shown based on the satisfaction of specific performance target metrics during the requisite service period. These awards fully vest on January 1, 2026.
(7)Amounts shown are RSUs granted on January 12, 2023. Upon vesting each unit is equivalent to one share of the Company’s common stock. Subject to continued service through the vesting date, 50% of the RSUs shall vest on January 12, 2025 and the remaining 50% will vest on January 12, 2026.
(8)Amounts shown are RSUs granted on January 12, 2023. Upon vesting each unit is equivalent to one share of the Company’s common stock. Subject to continued service through the vesting date, 50% of the RSUs shall vest on January 12, 2026 and the remaining 50% will vest on January 12, 2027.
(9)Amounts shown are Non-Qualified Stock Options (Right-to-Buy) granted on January 12, 2023. Subject to continued service through the vesting date, 50% of the options shall vest on January 12, 2026 and the remaining 50% will vest on January 12, 2027.
(10) Amounts shown are Restricted Stock Awards granted on January 1, 2022. Each share is equivalent to one share of the Company's common stock. These awards will fully vest on January 1, 2025.
(11)Amounts shown are PSUs granted on January 1, 2022. Each PSU is equivalent to one share of the Company's common stock. The number of units subject to vest under this award can range from 0% to 150% of the amount shown based on the satisfaction of performance condition targets during the requisite service period. This award fully vests on January 1, 2025.

EQUITY COMPENSATION PLAN INFORMATION
The following table gives information as of December 31, 2023, about shares of our Common Stock that may be issued upon the exercise of options or other equity grants under our existing equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a) (1)	(b)(2)	(c)
Equity compensation plans approved by security holders	1,828,722	$15.00	1,293,747
Equity compensation plans not approved by security holders	215,851	N/A	—
Total	2,044,573	$15.00	1,293,747
________________________
(1)The reported amount reflects the maximum number of shares which may be issued pursuant to Performance Share Unit awards.
(2)The reported amount reflects only the weighted average exercise price of the Stock Options reflected in column (a).

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Other than the compensation agreements and other arrangements described in the "Executive Compensation" section of this proxy statement and the transactions described below, since January 1, 2023, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were, or will be, a party in which the amount involved exceeded, or will exceed, $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.
Transaction with The Westaim Corporation and its affiliates
In November 2015, our subsidiaries HSIC, IIC and GMIC, entered into an investment management agreement with Arena Investors, which is controlled by Westaim for Arena Investors to act as one our investment managers. We incurred various investment management expenses from Arena Investors of approximately $5.3 million for the year ended December 31, 2022, pursuant to the respective investment management or partnership agreements.
Stockholders’ Agreement
On March 12, 2014, we entered into an Amended and Restated Stockholders’ Agreement, with certain holders of our common stock, including our five percent stockholders and entities affiliated with our directors. Our Amended and Restated Stockholders’ Agreement provided these holders with a right of first refusal for certain sales of our securities by certain holders therein, certain information delivery rights, including with respect to our financial statements and budget, and inspection rights, which terminated immediately prior to the closing of our initial public offering. In addition, our Amended and Restated Stockholders’ Agreement provides these holders the right, subject to certain conditions, to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. See the section entitled “Description of Capital Stock —  Registration Rights” for additional information regarding these registration rights. The Amended and Restated Stockholders’ Agreement automatically terminated upon the closing of our initial public offering, except that the registration rights are still in effect.
Indemnification Agreements and Directors' and Officers' Liability Insurance
We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, subject to certain exceptions, including indemnification of expenses such as attorneys' fees, judgments, penalties fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or executive officer.
Policies and Procedures for Related Party Transactions
Our Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm's length transaction with an unrelated third party and the extent of the related person's interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

STOCKHOLDER PROPOSALS
Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2025 must be received by us no later than December 2, 2024, which is 120 days prior to the first anniversary of the date the proxy materials were furnished to stockholders, in order to be included in our proxy statement and form of proxy relating to that meeting, unless the date of the 2025 annual meeting of stockholders is changed by more than 30 days from the anniversary of our 2024 annual meeting, in which case the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement.
In addition, our amended and restated bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must meet the requirements in our amended and restated bylaws and be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one-year anniversary of the previous year's annual meeting of stockholders. Therefore, to be presented at our 2025 annual meeting of stockholders, such a proposal must be received by us no earlier than January 9, 2025 and no later than February 8, 2025. However, if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and no later than the 90th calendar day prior to such annual meeting or, if later, ten calendar days following the date on which public announcement of the date of the meeting is first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the Board for the 2024 annual meeting may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a stockholder's notice.
To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees in connection with our 2025 annual meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 10, 2025.
2023 Annual Report
Our financial statements for our fiscal year ended December 31, 2023, are included in our 2023 Annual Report, which we will make available to stockholders at the same time as this proxy statement. Our proxy materials and our annual report are posted on our website at https://www.skywardinsurance.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report, free of charge, by sending a written request to Skyward Specialty Insurance Group, Inc., 800 Gessner Road, Suite 600, Houston, TX 77024, Attention: Investor Relations.
Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

OTHER MATTERS
The Board is not aware of any matter to be acted upon at the 2024 Annual Meeting other than those described above. If other business properly comes before the 2024 Annual Meeting, the persons named on the proxy will vote the proxy in accordance with what they consider to be in the best interests of us and our shareholders. All shareholders are urged, regardless of the number of shares owned, to participate in the 2024 Annual Meeting by voting their shares.
By Order of the Board of Directors,
Andrew Robinson
Chairman and CEO
Houston, Texas
April 1, 2024

SKYWARD
SPECIALTY INSURANCE

ANNUAL MEETING OF STOCKHOLDERS
May 9, 2024

PROXY VOTING INSTRUCTIONS

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, proxy statement and proxy card are available at https://www.astproxyportal.com/ast/27140

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

20330000000000001000 8 050924

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Andrew Robinson
○ Michael Morrissey
○ Katharine Terry

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. **If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.**

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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SKYWARD SPECIALTY INSURANCE GROUP, INC.

Proxy for Annual Meeting of Stockholders on May 9, 2024

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Andrew Robinson and Mark Haushill, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Skyward Specialty Insurance Group, Inc., to be held May 9, 2024 at 8:00 a.m., Central time at 820 Gessner Road, Suite 215, Houston, TX 77024, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side)

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